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                      This announcement is not an offer to
                   purchase or a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated July 1, 1998, and the related Letter of Transmittal.

                         THE NEW SOUTH AFRICA FUND INC.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     449,652 ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE

               THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS
          12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 29, 1998, UNLESS
                                   EXTENDED.

     The New South Africa Fund Inc. (the "Fund") is offering to purchase 449,652 (approximately 10%) of its outstanding common stock, par value $0.001 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE") on July 29, 1998 unless the Offer is extended upon the terms and conditions set forth in the Offer to Purchase, dated July 29, 1998, and the related Letter of Transmittal (which together constitute the "Offer").

     THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Offer is extended beyond July 29, 1998, the purchase price for the Shares will be equal to their NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date, as extended. The NAV per Share of the Fund on June 26, 1998 was $15.21.

     The price for the Fund's shares on the NYSE has often been at a discount to their NAV. The Fund is making the Offer as part of a series of actions initiated by the Fund's Board of Directors (the "Board") intended to reduce the size and persistence of the discount. In addition to the Offer, these other actions include (i) considering the implementation of a share repurchase program or a further self-tender offer for a number of Shares to be determined so as to seek to cause the discount to NAV to narrow to and remain at a level considered to be acceptable by the Board if, following the Expiration Date, the discount to NAV of the market price for the Fund's Shares reaches and persists at a level judged by the Board to be unacceptably high, and (ii) calling a special meeting of stockholders of the Fund on or about September 28, 1998 at which the Board expects to ask stockholders to vote to adopt a new fundamental policy enabling the Fund to conduct further tender offers. The Board also expects to ask stockholders to vote to adopt a new fundamental policy authorizing the Board to consider taking other actions the Board deems advisable should the Board come to the view that continuing to operate the Fund as a closed-end management investment company is no longer economically feasible or in the best interests of all stockholders.

     THIS ADVERTISEMENT DOES NOT CONSTITUTE A SOLICITATION OF ANY PROXIES IN CONNECTION WITH THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON OR ABOUT SEPTEMBER 28, 1998 OR OTHERWISE. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     The Offer is being made to all stockholders of the Fund and is not conditioned upon the tender of any minimum number of the Fund's outstanding Shares. However, a stockholder wishing to accept the Offer must tender, or cause the tender of, all Shares actually owned or constructively owned by the stockholder, pursuant to Section 318 of the Internal Revenue Code of 1986, as amended, as of the date of purchase of Shares pursuant to the Offer. Stockholders should consult their tax advisers as to the application of the constructive ownership rules of Section 318. A tender of all Shares actually and constructively owned is necessary to avoid the risk of adverse tax consequences to non-tendering stockholders. If more than 449,652 Shares are duly
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tendered prior to the expiration of the Offer (as extended), the Fund will purchase Shares from tendering stockholders, in accordance with the terms and conditions specified in this Offer to Purchase, pro rata in accordance with the number of Shares tendered by each stockholder during the period the Offer remains open, unless the Fund determines not to purchase any Shares.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on July 29, 1998, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn at any time after 12:00 midnight, New York City time, on August 26, 1998. The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase, Letter of Transmittal and any other tender offer document, may be directed to MacKenzie Partners, Inc. (the "Information Agent") at the address and telephone number below. Copies will be furnished promptly at no expense to you. Stockholders who do not own Shares directly may tender their Shares through their broker, dealer, or nominee. Requests for current net asset value quotations should be directed to MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                           Telephone: 1-800-322-2885

                                                              Date: July 1, 1998

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